Microbot Medical Inc. Schedules its Periodical Townhall Meeting for Monday, June 4th at 9:00 a.m., Eastern Time

Hingham, MA – May 30, 2018 – Microbot Medical Inc. (Nasdaq: MBOT), a medical device company specializing in the design and development of transformational micro-robotic medical technologies, today announced that will host its periodical Townhall Meeting on Monday, June 4, 2018 at 9:00 a.m., Eastern Time. Harel Gadot, CEO, President and Chairman, Hezi Himelfarb, General Manager and Chief Operating Officer and Simon Sharon, Chief Technology Officer, will review the recent milestone achievements, primarily development and pre-clinical results as well as share the path forward for the Company, and will be available to address participant questions.

Recent Significant Milestones

●	In-vitro study, which was performed at Wayne State University, supports the SCS’s potential as a viable technology for preventing occlusion in shunts used to treat hydrocephalus.

●	In-vivo study, which was performed at Washington University School of Medicine in St. Louis, supports the safety profile of the Company’s SCS as a CSF catheter.

●	Closed the previously announced acquisition of a novel patent-protected technology from CardioSert Ltd., providing the Company with CardioSert’s innovative technology, including R&D information, technical know-how and intellectual property.

●	The State Intellectual Property Office of China issued a Notification of Granting a Patent Right for Chinese Patent Application No. 201410432156.7, which covers the Company’s ViRob™ technology platform.

●	Relocated its global Research & Development facility to the Caesarea Business and Industrial Park, located in Caesarea, Israel. The new 6,000 square feet facility houses the Company’s entire Israel operations, including engineering, research, manufacturing, clinical and commercial teams and includes a laboratory with a clean area to allow production, as well as evaluating and supporting the development of new concepts around micro-robotics medical products.

Townhall Conference Call Details

For both “listen-only” participants and those participants who wish to ask question, the dial-in number is 888-312-3052 (U.S./Canada) or 719-325-2168 (international) and the Conference ID is 1926895. An accompanying video presentation may be accessed at the following address https://streaming.webcasts.com/starthere.jsp?ei=1195341&tp_key=d118cda96b or via the ‘Investors’ section, under ‘Presentations and Resources’ of the Company’s website at www.microbotmedical.com.

A replay of the ‘Townhall Meeting will be available for seven business days beginning about two hours after the conclusion of the live call, by dialing 888-203-1112 (U.S./Canada) or +1 719-457-0820 (international) and providing the Conference ID 8365949. An archived webcast will also be available and may be accessed in the ‘Investors’ section of the Company’s website at www.microbotmedical.com.

About Microbot Medical Inc.

Microbot, which was founded in 2010 and commenced operations in 2011, became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current technological platforms, ViRobTM, TipCATTM and CardioSertTM, are comprised of three highly advanced technologies, from which the Company is currently developing its first product candidate: the Self Cleaning Shunt, or SCSTM, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and focusing on the development of a Multi Generation Pipeline Portfolio (MGPP) utilizing all technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRobTM technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRobTM please visit http://www.microbotmedical.com/technology/virob/.

TipCATTM is a transformational self-propelled, flexible, and semi-disposable endoscope providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCATTM, visit http://www.microbotmedical.com/technology/tipcat/.

CardioSertTM technology is a unique combination of a guidewire and microcatheter, technologies that are broadly used for endoluminal surgery. The CardioSertTM technology features unique steering and stiffness control capabilities, and it was originally developed to support interventional cardiologists in crossing the most complex lesions called chronic total occlusion (CTO) during percutaneous coronary intervention (PCI) procedures and has the potential to be used in other spaces and applications, such as peripheral intervention, neurosurgery and urology. CardioSertTM was part of a technological incubator supported by the Israel Innovation Authorities (formerly known as the Office of the Chief Scientist, or OCS), and its device has successfully completed pre-clinical testing.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, the outcome of its studies to evaluate the SCSTM and other existing and future technologies, uncertainty in the results of pre-clinical and clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contacts:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-232-6914

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